Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-279544) and the Registration Statement on Form S-8 (File No. 333-273165) of our report dated August 15, 2024, relating to the consolidated financial statements of LakeShore Biopharma Co., Ltd and subsidiaries as of March 31, 2024 and 2023, and for each of the years in the three-year period ended March 31, 2024, which appears in this Annual Report on Form 20-F.

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Wei, Wei & Co., LLP

Flushing, New York

August 15, 2024